September 11, 2002




State Street Bank and Trust Company
Lafayette Corporate Center
LCC/3SW
2 Avenue de Lafayette
Boston, MA  02111

         Re:      EVERGREEN ASSET ALLOCATION FUND

To:      William E. Monaghan, II, Vice President

         This is to advise you that Evergreen Equity Trust (the "Trust") has established a new series of shares to be known as EVERGREEN ASSET ALLOCATION FUND. In accordance with the Additional Funds provision of Section 18 of the Custodian Agreement dated 9/18/97 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the new series under the terms of the aforementioned contract.

         Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to my attention and retaining one copy for your records.

Evergreen Equity Trust

By:__\s\ Elizabeth A. Smith_____________________
         Elizabeth A. Smith
Title:   Assistant Secretary

State Street Bank and Trust Company

By:___\s\ William Monaghan, II__________________

Title:____________________________

Agreed to as of the ____ day of ________________, 2002.